Exhibit (d)(1)

COATTAIL AGREEMENT MEMORANDUM OF AGREEMENT made as of the 29th:day of June, 1998. BETWEEN ONEX CORPORATION, a corporation existing under the laws of the Province of Ontario, (“Onex”) OF THE FIRST, PART, - and - CELESTICA INC., a corporation existing under the laws of the Province Ontario, (the “Company”) OF THE SECOND PART, -and- MONTREAL TRUST COMPANY OF CANADA, a trust company existing under the laws of Canada, (the “Trustee”) OF THE THIRD PART. WHEREAS the authorized capital of the Company consists of an unlimited number of multiple voting shares (the “Multiple Voting Shares”), an unlimited number of subordinate voting shares (the “Subordinate Voting Shares”) and an unlimited number of preference shares, issuable in series; AND WHEREAS all of the issued and outstanding Multiple Voting Shares are currently owned by Onex;

AND WHEREAS it is the expectation of the Company that the Subordinate Voting Shares will be listed on The Toronto Stock Exchange The Montreal Exchange and the New York Stock Exchange; AND WHEREAS the parties wish to enter into this Agreement to ensure that the holders from time to time of the Subordinate Voting Shares will not be deprived of any rights under applicable take-over bid legislation to which they would be entitled in the event of a take-over bid if the Multiple Voting Shares and the Subordinate Voting Shares were of a single class of shares; AND WHEREAS the parties wish to constitute the Trustee as trustee for the holders from time to time of the Subordinate Voting Shares, for the purposes hereinafter set forth and with the intent that such holders, through the Trustee, will receive the benefits of the covenants of the parties contained in this Agreement; AN WHEREAS the foregoing recitals are made as representations and statements of fact by Onex and the Company and not by the Trustee; NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged the parties hereby covenant and agree as follows: 1. Subject to section 2, neither Onex nor any Permitted Transferee (as defined in section 3) which holds any Multiple Voting Shares from time to time (individually, a “Principal” and collectively, the “Principals”) will sell any Multiple Voting Shares, directly or indirectly pursuant to a take-over bid (as that term is defined in applicable securities legislation) under circumstances in which any applicable securities legislation would have required the same offer or a follow-up offer to be made to holders of Subordinate Voting Shares if the sale had been a sale of Subordinate Voting Shares rather than Multiple Voting Shares, but otherwise on the same terms. For this purpose, it shall be assumed that the offer that would result in such an assumed sale of Subordinate Voting Shares would have constituted a take-over bid under applicable securities legislation, regardless of whether this actually would be the case. 2. Without limiting the generality of section 1, (a) a sale will be deemed to be an indirect sale of Multiple Voting Shares owned by any Principal, for the purposes of section 1, if the offer pursuant to which such sale is made would be deemed to be an indirect take-over bid for the Multiple Voting Shares under applicable securities legislation; and (b) an offeror shall be deemed to include any person or company acting jointly or in concert with such offeror under the take-over bid provisions of applicable securities legislation. 3. Section .1 will not apply to prevent a sale by any Principal of Multiple Voting Shares pursuant to a take-over bid if

(a)  such sale it made pursuant to an offer to purchase Multiple Voting Shares made to all holders of Multiple Voting Shares and an identical concurrent offer (in terms of price per share, percentage of outstanding shares to be taken up exclusive of shares owned immediately priori to the offer by the offeror, or associates or affiliates of the offeror, and in all other material respects) is made to purchase Subordinate Voting Shares, and (i) such identical concurrent offer has identical conditions attached to it as the conditions attached to the offer to purchase Multiple Voting Shares, and (ii) a waiver of any conditions attaching to the offer to purchase Multiple Voting Shares shall correspondingly be a waiver in respect of the corresponding condition to the offer to purchase Subordinating Voting Shares; (b) there is a concurrent unconditional offer to purchase all of the Subordinate Voting Shares at a price per share at least as high as the highest price per share paid pursuant to the take-over bid for the Multiple Voting Shares; or (c) such sale is made to a Permitted Transferee at a price per Multiple Voting Share that is not greater than the fair market value of a Subordinate Voting Share at the time of such sale,  and for the purposes of this section 3: (x)  the varying of any term of an offer shall be dectied to constitute the making of a new offer; and (y) “Permitted Transferee” shall mean any one or more of Onex’s affiliates. 4. If the conditions attaching to the Multiple Voting Share or the Subordinate Voting Shares include a provision that would have the effect of changing the voting tights attaching to such shares under certain circumstance, through an automatic conversion of such shares of one class into such shares of another class or otherwise, and if there is an offer that would have been a take-over bid but for the existence of such provision, such offer shall be deemed to be a “take-over bid for the purposes of this Agreement. 5.No Principal will effect or facilitate a disposition of any Multiple Voting Shares, directly or indirectly, unless the disposition is conditional upon the person or company acquiring such shares entering into an agreement in the form and with the substance of this Agreement and, without limiting the generality of the foregoing, no Principal will effect any sale, transfer or other disposition of any Multiple Voting Share to a trust, partnership or corporation unless prior to or contemporaneously with the completion of the transaction:

(a) the trust, partnership or corporation enters into an agreement in the form of this Agreement in accordance with the requirements of this Agreement; (b) all of the trustees of such trust, all of the partners of such partnership or all of the holders of voting shares of such corporation, as the case may be, enter into agreements substantially in the form of this Agreement which provide that their interests in such trust, partnership or corporation, as the case may be, will be subject to the same restrictions as the Multiple Voting Shares are subject to under this Agreement; and (c) if any of the trustees, partners or voting shareholders referred to in (b) are not individuals, each such beneficial owner of such persons enters into an agreement similar to that referred to in (b) with respect to such beneficial owner’s interest in such persons, and so on, until all individuals who hold a beneficial interest, directly or indirectly through a trust, partnership or corporation, in Multiple Voting Shares are subject to such agreements. Neither the exercise of a right to convert the Multiple Voting Shares into Subordinate Voting Shares nor the sale of Subordinate Voting Shares resulting from such conversion shall constitute a disposition for the purposes of this section 5. 6. The Principals will use their best efforts to prevent any person or company from carrying out a sale (including an indirect sale) in breach of this Agreement in respect of any Multiple Voting Shares owned from time to time by any Principal, regardless of whether such person or company is a party to this Agreement. 7. The Company will do all things necessary to facilitate the due performance and fulfillment of this Agreement, including fulfillment by the Principals of their obligations hereunder. 8. If any person, company, trust or other entity, other than a Principal, carries out a sale (including an indirect sale) described in section 1 in respect of any Multiple Voting Shares owned from time to time by a Principal, and if such sale does not meet the requirements of this Agreement, including section 3, that Principal shall not at the time such sale becomes effective or thereafter do any of the following with respect to any of the Multiple Voting Shares so sold: (a) dispose of them without the prior written consent of the Trustee; (6) convert them into Subordinate Voting Shares without the prior written consent of the Trustee; or (c) exercise any voting rights attaching to them except in accordance with the written instructions of the Trustee (with which instructions the Principal shall comply). The Trustee may attach conditions to any consent the Trustee gives in exercising its rights hereunder. The Trustee shall exercise such rights in a manner that the Trustee considers to be: (i) in the best interests of the holders of Subordinate Voting Shares other than the Principal and holders who, in the opinion of the Trustee, participated directly or indirectly in the transaction that triggered the operation of this section 8; and (ii) consistent with the intentions of the - 4 -

Principals and the Company in entering into this Agreement as such intentions are set out in the recitals to this Agreement. In the event that an indirect sale of Multiple Voting Shares that is referred to in this section 8 occurs and this section 8 is applicable to such sale, the Principal will have no liability under this Agreement in respect of such sale, provided that the Principal is in compliance with all other provisions of this Agreement, including, without limitation, the provisions of section 6 and this section 8. 9. Nothing in this Agreement will prevent the Principals from directly or indirectly granting a security interest, by way of pledge, hypothecation or otherwise, whether directly or indirectly, in Multiple Voting Shares to any financial institution with which it deals at arm’s length (within the meaning of the Income Tax Act (Canada)) in connection with a bona fide borrowing or guarantee provided that concurrently with the pledge, hypothecation or other granting of the security interest, the financial institution agrees in writing to become a party to and abide by the terms of this Agreement as if such financial institution were a Principal as defined herein until such time as the pledge, hypothecation or other security interest has been released or the Multiple Voting Shares which were subject thereto have been disposed of in accordance with the terms of this Agreement. 10. If and whenever any Principal shall fail to perform such Principal’s obligations under this Agreement or any of them, the Trustee shall thereupon be entitled to take and shall, subject to section 13, take such proceedings as counsel may advise to enforce the performance by such Principal of the said covenants or any of them that such Principal shall have failed to perform. 11. When the Trustee is advised in writing by any Principal, the Company or a holder of Subordinate Voting Shares that there is reasonable cause to believe that any of the Principals or the Company may have breached, or may intend to breach, any provision of this Agreement, the Trustee shall make reasonable enquiries of any appropriate person or entity including without limitation any Principal, any party to an agreement to purchase Multiple Voting Shares and any appropriate securities regulatory authorities or stock exchanges to determine whether: (i) such .a breach has occurred or is intended; and (ii) such breach or intended breach can be corrected expeditiously and without prejudice to The bona fide interests of the holders of Subordinate Voting Shares and, if so, the steps proposed to be taken by the Principals and the Company to correct such breach or intended breach. If the Trustee thereupon determines that a breach has occurred or is intended and either cannot be corrected or the steps proposed to be taken to correct such breach or indented breach will not adequately correct such breach expeditiously and without prejudice to the bona fide interests of the holders of Subordinate Voting Shares, the Trustee will forthwith deliver to the Company a certificate stating that the Trustee has made such determination. The Trustee will thereupon be entitled to take and, subject to section 13, will take such action as the Trustee considers necessary to enforce its rights under this Agreement on behalf of the holders of the Subordinate Voting Shares. Nothing in this section 11 shall impose on the Trustee any obligation to make is inquiries as to any breach or intended breach of this Agreement by the Company or the Principals provided that the Trustee does not have reasonable cause to believe that such a breach has occurred or is intended. Where the Trustee does not have any reasonable cause to so believe, the Trustee shall have no Liability under this section 11 in respect of any breach or intended breach. 12. Subject to section 13,.in the event that the holders of not less than 10% of the then outstanding Subordinate Voting Shares determine that any of the Principals or the Company have breached, or intend to breach, any provision of this Agreement, such holders may require the Trustee to take action in connection therewith by delivering to the Trustee a requisition in writing signed in one or more counterparts by such holders and setting forth the action to be taken by the Trustee, and upon receipt by the Trustee of such a requisition the Trustee will forthwith take such action as is specified in the requisition and any other action that the Trustee consider necessary to enforce its rights under this Agreement on behalf of the holders of the Subordinate Voting Shares; provided, however, that the Trustee shall in the first instance determine whether the breach or intended breach can be corrected expeditiously and without prejudice to the bona fide interests of the holders of the Subordinate Voting Shares and, if so, whether the steps proposed to be taken by the Principals or the Company to correct such breach or intended breach will adequately correct such breach expeditiously and without prejudice to the bona fide interests of the holders of Subordinate Voting Shares. 13. The obligation of the Trustee to take any action on behalf of the holders of the Subordinate Voting Shares will be conditional upon the Trustee receiving from the Company or from one or more holders of Subordinate Voting Shares such funds and indemnities as the Trustee may reasonably require in respect of any costs or expenses Which it may incur in connection with any such action. The Company will provide such funds and indemnities to the Trustee if the Trustee has delivered to the Company the certificate referred to in section 11. 14. No holder of Subordinate Voting Shares will have the right, other than through the Trustee, to institute any action or proceeding or to exercise any other remedy for the purpose of enforcing any rights arising from this agreement unless holders of Subordinate Voting Shares have requested in the manner specified in section 12 that the Trustee act and have provided reasonable funds and indemnities (or such funds and indemnities have been provided by the Company) to the Trustee and the Trustee has failed to so act within 30 days after the provision of such funds and indemnities. In such case any holder of Subordinate Voting Shares acting on behalf of such holder and all other holders of Subordinate Voting Shares will be entitled to take such proceedings as the Trustee would have been entitled to take in any court of competent jurisdiction. 15. The Trustee may resign and be discharged from all further duties and liabilities hereunder after giving 60 days’ written notice to the Company and the Principals or such shorter notice as the Company and the Principals may accept as sufficient. The Company will have the power to remove the existing Trustee at any time, provided that the Trustee is not at such time taking any action which it may take under section 11 or 12 hereof, and provided further that such removal is not contrary to the best interests of the holders of the Subordinate Voting Shares, by giving 30 days written notice of such removal or such shorter notice that the Trustee may accept as sufficient. If the office of trustee becomes vacant, a successor which shall be a corporation authorized to carry on the business of a trust company in Ontario shall forthwith be appointed by the Principals and the Company. Failing such appointment, any of the Principals, the Company, the Trustee (at the Company’s expense) or any bolder of Subordinate Voting Shares may apply to a judge of the Ontario Court (General Division), not later than 30 days prior to the effective date of the Trustee’s resignation, to appoint a successor trustee. Upon any new appointment, the new trustee Shall be vested with the sane powers, rights and privileges and charged with the same duties and responsibilities as if it had been originally named herein as the Trustee, but there will be immediately executed, at the expense of the Company, all such instruments as may be, in the opinion of counsel to the Company, necessary or desirable to assure such vesting. Any resignation or removal of the Trustee shall not become effective until the successor trustee executes an appropriate instrument as opting tine appointment as the new Trustee. 16. The Trustee shall be entitled to act and rely upon legal and other expert advice and employ or retain such assistance as in its judgment may be necessary for the proper determination and discharge of its rights and duties. The Trustee may in the exercise of its rights, duties and obligations hereunder., if it is acting in good faith, act on and rely as to the truth of the statements and the accuracy of the opinions expressed in, and shall be protected in acting and relying upon, any advice certificate, consent, direction, instruction, notice, opinion, report, request, resolution statement, statutory declaration, requisition or other paper or document required by or delivered in connection with this Agreement (collectively, “Advice”) end, if it is acting in good, faith and without negligence or wilful misconduct, shell not be responsible for any loss resulting from any action or inaction in accordance with such Advice. Whenever in the administration of this Agreement the Trustee shall deem it necessary or desirable that any matter be proved or established by the Company prior to taking or suffering any action to be taken hereunder, such matter may be deemed to be conclusively proved and established (provided the Trustee has no reason to believe otherwise) by a certificate or instrument signed by any two of the Chairman of the Board, any Director, the President, a Vice-President, the Secretary, or the Chief Financial Officer of the Company and delivered to the Trustee and such certificate or instrument shall be full authority to the Trustee for action taken or suffered by it under the provisions of this Agreement on the faith thereof. The duties and obligations of the Trustee shall be determined solely by the provisions thereof and, accordingly, the Trustee shall not be responsible except for the performing of such duties and obligations as it has undertaken herein. 17.  The’ Company will pay the reasonable fees and expenses of the Trustee in connection with the performance of the Trustee’s obligations hereunder, including the reasonable fees and disbursements of counsel or other experts employed by the Trustee, including, without limitation all costs incurred by the Trustee in complying with any laws applicable to trustees as a result of it acting hereunder, until all the duties of the Trustee under the trusts hereof shall be finally and fully

- 8 - performed except any such expense or disbursement as may arise from its negligence, wilful misconduct or bad faith, but this section 17 will not require the Company to pay any fees or expense in connection with any action taken by the Trustee pursuant to section 12 if the Trustee has not delivered to the Company the certificate referred to in section 11 in respect of such action. Any amount under this section unpaid 30 days after request for such payment shall bear interest from the expiration of such date at a rate per annum equal to the then current rate charged by the Trustee from time to time, payable on demand. Under no circumstances whatever shall the Trustee be required to expend or risk its own funds. 18. The Principals and the Company hereby agree to jointly and severally indemnify and save harmless the Trustee and its directors officers, employees and agents from and against any and all liabilities, losses, claims, damages, penalties, actions, suits or demands which may at any time be suffered by, imposed on, incurred by or asserted against the Trustee as a result or arising out of the performance, of its duties and obligations under this Agreement, provided that such indemnity shall not apply in respect of any liabilities, losses, claims, damages, penalties, actions, suits or demands arising from or as a result of the negligence, wilful misconduct or bad faith of the Trustee. Notwithstanding any other provision hereof, this indemnity shall survive removal or resignation of the Trustee or termination of this Agreement or of any trusts created hereby. 19. The Trustee hereby accepts the appointment as trustee for the holders of Subordinate Voting Shares from time to time and the trusts in this Agreement declared and provided for and agrees to perform the same upon the terms and conditions herein set forth and to hold and exercise the rights, privileges and benefits conferred upon it hereby in trust for the various persons who shall from time to time be registered holders of Subordinate Voting Shares. 20. In the exercise of its rights and duties hereunder, the Trustee shall exercise that degree of care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances. 21. If the Trustee, acting reasonably, shall be uncertain concerning its duties or rights hereunder or shall have received instructions, directions, claims or demands which in its opinion are in conflict with any other instructions, directions, claims or demands received, or are in conflict with any of the provisions of this Agreement, or the Trustee shall have requested a consent, receipt or notice from any party and such consent, receipt or other notice has not been received, the Trustee shall be entitled to seek directions of a court of competent jurisdiction and shall have no duty to act in such circumstances until resolved. 22. The Trustee represents that at the time of the execution and delivery hereof no material conflict of interest exists in the Trustee’s role as a fiduciary hereunder and agrees that in the event of a material conflict of interest arising hereafter it will, within three months after ascertaining that it has such material conflict of interest, either eliminate the same or resign its trust hereunder. Subject to the foregoing, the Trustee, in its personal or any other capacity, may buy, lend upon and

- 9 - deal in securities of the Company and generally may contract with and enter into financial transactions with the Company, any of its affiliates or Onex or any its affiliates without being liable to account for any profit made thereby. 23. This Agreement shall be construed in accordance with and governed by the laws of the Province of Ontario. 24. This Agreement will take effect on the date hereof and will remain in full force and effect until the date open which no Multiple Voting Shares remain outstanding. 25. This Agreement will not be amended, varied or modified and no provision hereof will be waived, except with: (i) the approval of at least two-thirds of the votes cast by the holders of Subordinate Voting Shares present or represented at a meeting duly called for the purpose of considering such amendment, variation, modification or waiver, which two-thirds majority must include a simple majority of the votes cast by holders of Subordinate Voting Shares excluding the Principals and their affiliates and associates and any person who has an agreement to purchase Multiple Voting Shares on terms which would constitute a sale for the purposes of this Agreement other than as permitted in this Agreement prior to giving effect to the amendment or waiver, provided that notice of the votes to be excluded for the purposes of determining the simple majority referred to in section 25 will be provided to the Trustee by the Company and the Trustee shall be entitled to rely thereon; and (ii) the consent of any applicable stock exchange. 26. Notwithstanding the provisions of section 25, this Agreement may be amended without the approval of the holders of the Subordinate Voting Shares in order to correct or rectify any errors, ambiguities, defective provisions, inconsistencies or omissions herein or to facilitate the operation of the provisions hereof provided that the Trustee is of the opinion that the rights hereunder of the holders of the Subordinate Voting Shares are not prejudiced, in any material request, by such amendment and that the prior consent to such amendment has been received from any stock exchange on which the Subordinate Voting Shares are then listed (unless such stock exchange has advised that consent to such amendment is not required). 27. No provision in this Agreement shall limit the rights of any holders of Subordinate Voting Shares under applicable securities legislation. 28. In this Agreement, (a) “Onex” includes any successor corporation resulting from an amalgamation, merger, arrangement, sale of all or substantially all of its assets, or other business combination or reorganization involving Onex, provided that such successor corporation beneficially owns directly or indirectly all Multiple Voting Shares beneficially owned directly or indirectly by Onex immediately prior to such transaction, and is controlled by the same person or persons as controlled Onex prior to the consummation of such transaction; (b) a corporation shall be deemed to be a subsidiary of another corporation if, but only if, (i) it is controlled by that other, or that other and one or more corporations each of which is controlled by that other, or two or more corporations each of which is controlled by that other, or (ii) it is a subsidiary of a corporation that is that other’s subsidiary, (c) “affiliate” means a subsidiary of Onex or a corporation controlled by the same person or company that controls Onex; (d) “control” means beneficial ownership of, or control or direction over, securities carrying more than 50% of the votes that may be cast to elect directors if those votes, if cast, could elect more than 50% of the directors; (e) a person is deemed to beneficially own any security which is beneficially owned by a corporation controlled by such person; and (f) “associate” has the meaning ascribed thereto under the Securities Act (Ontario) as amended and in effect at the relevant time. 29. This Agreement will enure to the benefit of and be binding upon the parties and their respective heirs; administrators, legal representatives, successors and assigns. 30. The parties hereto will do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order give full force and effect to this Agreement. 31. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by facsimile.or other means of electronic communication which provides proof of transmission or by delivery as hereafter provided. Any such notice or other communication, if sent by facsimile or Other means or electronic communication, shall be deemed to have been received on the business day following the sending, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address shall also be governed by this section. Notices and other communications shall be addressed as follows: (a) if to Onex or any other Principal: 161 Bay Street  49th Floor P.O. Box 700 Toronto, Ontario M5J2S1 Attention: Anthony R. Melman Telecopier Number: (416) 362-5765 - 10 -

- 11 - (b) if to the Company: 844 Don Mills Road Toronto, Ontario M3C 1V7 Attention: President Telecopier Number: (416) 448-5454 (c) if to the Trustee: Montreal Trust Company of Canada 151 Front Street West Suite 605 Toronto, Ontario M5J2N1 Attention: Manager, Corporate Trust Dept Telecopier Number: (416) 981-9777 32. This Agreement may be signed in counterparts and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.

(c) if to the Trustee: Montreal Trust Company of Canada 151 Front Street West Suite 605 Toronto. Ontario M5J/2N1 Attention: Manager, Corporate Trust Dept. Telecopier Number: (416) 981-9777 32. This Agreement may be signed in counterparts and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument. IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the day of June, 1998. ONEX CORPORATION by: CELESTICA INC. by: MONTREAL TRUST COMPANY OF CANADA by:

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the day of June, 1998. ONEX CORPORATION by: CELESTICA INC. by: MONTREAL TRUST COMPANY OF CANADA by:

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the day of June, 1998. ONEX CORPORATION by: CELESTICA INC. by: MONTREAL TRUST COMPANY OF CANADA by: